                                                                    EXHIBIT 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

             IPC HOLDINGS, LTD. REPORTS FIRST QUARTER 2007 RESULTS
            AND ANNOUNCES $200 MILLION SHARE REPURCHASE AUTHORISATION

PEMBROKE, BERMUDA, April 24, 2007. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended March 31, 2007 of $77.2 million, or $1.07 per common share, compared to $62.6 million, or $0.86 per common share, for the first quarter of 2006.

                                                            Quarter ended March 31,
                                                          --------------------------
                                                            2007             2006
                                                         ----------       ----------
                                                          (unaudited)   (unaudited)
                                                         (expressed in thousands of
                                                                 U.S. Dollars,
                                                          except per share amounts)

NET OPERATING INCOME .............................     $     68,530     $     75,261

Net gains (losses) on investments ................            8,677          (12,614)
                                                       -----------------------------

NET INCOME .......................................     $     77,207     $     62,647
                                                       -----------------------------

Preferred dividend ...............................            4,186            4,234
                                                       -----------------------------


NET INCOME AVAILABLE TO COMMON
SHAREHOLDERS .....................................     $     73,021     $     58,413
                                                       =============================

Basic net income available to common shareholders,
 per common share ................................     $       1.15     $       0.92
Diluted net income per common share ..............     $       1.07     $       0.86

NET OPERATING INCOME PER COMMON SHARE (DILUTED) ..     $       0.95     $       1.04

Weighted average number of common shares - basic         63,697,354       63,612,760
Weighted average number of common shares - diluted       72,076,514       72,618,979



NON-GAAP FINANCIAL MEASURES:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the "Company") has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. "Net operating income" and its per share equivalent, as used herein, differ from "net income" and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income is a common performance measurement which, as calculated by the Company, corresponds to net income excluding net gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC's overall financial performance.

RESULTS OF OPERATIONS:

For the quarter ended March 31, 2007, our net operating income was $68.5 million, or $0.95 per common share, compared to $75.3 million, or $1.04 per common share for the first quarter of 2006.

President and Chief Executive Officer Jim Bryce commented: "We continue to see terms and conditions, including price, remaining robust within the United States. However, the same cannot be said for territories outside the U.S., where pricing is generally flat to down. Sidecar (unrated reinsurance vehicles) activity within the retrocessional market is somewhat reduced, as capacity generated by the traditional reinsurance market during 2006 is utilised. It is still too early to determine what the full, long-term impact of recent legislative changes in Florida might be. Aside from windstorm Kyrill which affected parts of Europe in January, loss activity around the globe has been fairly light during the first quarter. With this variety of issues as a backdrop, capital management and predictions of increased loss activity are at the forefront of many companies' strategic planning. With pricing outside of the U.S at less attractive levels, and our initiative to cut back significantly on contracts with worldwide scope of coverage, we believe we need less capital than we are currently holding, and have therefore decided to return capital through repurchase of shares, as described below".

Mr. Bryce added: "Despite our strong performance over the past five quarters, our more than adequate capital level and our reduced risk profile, last week saw a sudden and perplexing announcement from Standard & Poor's, lowering our financial strength ratings".

In the quarter ended March 31, 2007, we wrote gross premiums of $236.2 million, compared to $235.6 million in the first quarter of 2006. We wrote new business of $13.9 million, and benefitted from increased pricing, program re-structuring and foreign exchange rate differences on existing business totaling $28.2 million. Our gross premiums written increased despite approximately $52.8 million of business which was not renewed because of unsatisfactory terms and conditions, including price or geographic scope of coverage, or because the cedant did not purchase the protection. Reinstatement premiums in the first quarter of 2007 were $11.2 million higher compared to the first quarter of 2006, primarily due to accrual adjustments made to reinstatement premiums on IBNR in the latter period, combined with reinstatement premiums accrued for anticipated claims from windstorm Kyrill. Excess of loss premium adjustments were $0.2 million higher in the quarter ended March 31, 2007 in comparison to the first quarter of 2006.

In the first quarter of 2007, we ceded $7.7 million of premiums to our retrocessional facilities, compared with $8.4 million for the quarter ended March 31, 2006. The actual contracts ceded are at IPC's underwriters' judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter.

We earned net premiums of $104.7 million in the first quarter of 2007, compared to $86.9 million in the first quarter of 2006. The increase is due to the increase in premiums written (excluding reinstatement premiums) during the previous twelve months, combined with the benefit of increased reinstatement premiums in the first quarter of 2007.

We earned net investment income of $33.1 million in the quarter ended March 31, 2007, compared to $24.6 million in the first quarter of 2006. In the first quarter of 2007 we received dividends of $7.9 million from our investments in equity funds and a fund of hedge funds, compared to dividends of $2.1 million received from these investments in the first quarter of 2006. In addition, we also benefitted from an increase in the average yield of our fixed income investment portfolio.

We recognized a net gain of $8.7 million from investments in the quarter ended March 31, 2007, compared to a net loss from investments of $(12.6) million in the first quarter of 2006. Effective January 1, 2007 we early-adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, with respect to our investment portfolio. As a result, all unrealized gains and losses in our investment portfolio were reclassified from Accumulated other comprehensive income within Shareholders' Equity on our Balance Sheet, to Retained earnings on January 1, 2007. Further, all subsequent changes to the fair value of our investment portfolio are recorded as Net gains (losses) on investments in our Statement of Income. Our net gain in the first quarter of 2007 includes $7.9 million resulting from the change in fair value of our investment portfolio during the period. In the quarter ended March 31, 2006, net losses from investments included an other-than-temporary impairment charge of $7.7 million.

In the quarter ended March 31, 2007, we incurred net losses and loss adjustment expenses of $53.0 million, compared to $22.1 million for the first quarter of 2006. Our incurred net losses in the first quarter of 2007 include $50.0 million reserve established for the windstorm Kyrill which struck various parts of northern Europe in January 2007. The balance of the incurred losses in the first quarter of 2007 related to approximately $3 million of net prior year loss development, predominantly from Cyclone Larry, which affected Australia in March 2006. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was 50.6% for the quarter ended March 31, 2007, compared to 25.4% for the first quarter of 2006.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business, were $10.1 million for the first quarter of 2007, compared to $8.8 million in the first quarter of 2006. These costs have increased as a result of the increase in earned premium, after adjusting for the impact of brokerage on reinstatement premiums, which is generally at a lower level than on original premiums. General and administrative expenses totaled $7.2 million in the first quarter of 2007, compared to $6.3 million in the first quarter of 2006. The primary area of increase was salaries and other compensation, due to expensing of stock-based compensation.

Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 16.5% for the first quarter of 2007, compared to 17.4% for the first quarter of 2006.

On April 24, 2007 the Board of Directors declared a quarterly dividend of $0.20 per common share, payable on June 21, 2007, to shareholders of record on June 5, 2007. In addition, the Board of Directors declared a preferred dividend of $0.475781 per Series A Mandatory Convertible preferred share, payable on May 15, 2007 to preferred shareholders of record on May 1, 2007.

SHARE REPURCHASE AUTHORISATION

On April 24, 2007, the Board of Directors authorised a share repurchase of up to $200 million of the Company's common shares. Such repurchase may be conducted by means of open market repurchases, privately negotiated transactions (including accelerated share repurchase plans or use of a forward contract to repurchase shares) or otherwise, at prices that are prevailing market prices and in accordance with applicable securities laws, provided that no shares shall be repurchased for a price in excess of $38.50 per share. The Company may suspend or discontinue the program at any time. The timing of purchases will depend upon market conditions, the market price of the Company's common shares and management's assessment of the Company's liquidity and cash flow needs. This authorisation shall end on May 1, 2008.

CONFERENCE CALL

Our management will be holding a conference call to discuss these results at 8:30 a.m. Eastern time tomorrow, April 25, 2007. To participate, call 1-800-896-8445 (+1 785-830-1916 if calling from outside the U.S.); the conference ID is IPC. This conference call will be broadcast simultaneously on the internet and can be accessed from our website at www.ipcre.bm, under the 'News' / 'Webcasts' section, and a replay of the call will also be available at this site from 10:30 a.m. Eastern time until 12:00 midnight Eastern time on Wednesday, May 2, 2007.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as "believes," "anticipates," "intends," "expects" and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

        CONTACT:  JIM BRYCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OR
                  JOHN WEALE, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                  TELEPHONE:  441-298-5100

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

 (Expressed in thousands of United States dollars, except for per share amounts)

--------------------------------------------------------------------------------

                                                       As of            As of
                                                   March 31, 2007  December 31, 2006
                                                   --------------  -----------------
                                                     (unaudited)
ASSETS:

Fixed maturity investments, at fair value .........   $ 1,876,547    $ 1,819,561
Equity investments, at fair value .................       588,970        577,549
Cash and cash equivalents .........................        79,238         88,415
Reinsurance premiums receivable ...................       200,238        113,811
Deferred premiums ceded ...........................         6,037          2,823
Losses and loss adjustment expenses recoverable ...         1,580          1,989
Accrued investment income .........................        25,144         28,469
Deferred acquisition costs ........................        22,043          9,551
Prepaid expenses and other assets .................         4,839          3,261
                                                      -----------    -----------
    TOTAL ASSETS ..................................   $ 2,804,636    $ 2,645,429
                                                      ===========    ===========



LIABILITIES:

Reserve for losses and loss adjustment expenses ...   $   517,025    $   548,627
Unearned premiums .................................       207,157         80,043
Reinsurance premiums payable ......................         7,856          4,680
Deferred fees and commissions .....................         1,305          1,150
Accounts payable and accrued liabilities ..........        17,472         19,974
                                                      -----------    -----------
    TOTAL LIABILITIES .............................       750,815        654,474
                                                      ===========    ===========

SHAREHOLDERS' EQUITY:

Share capital:
  Common shares outstanding, par value U.S.$0.01 ..           639            637
  Mandatory convertible preferred shares, par value
    U.S.$0.01 .....................................            90             90
Additional paid-in capital ........................     1,480,045      1,475,533
Deferred stock grant compensation .................        (3,380)        (1,441)
Retained earnings .................................       577,113        388,826
Accumulated other comprehensive income ............          (686)       127,310
                                                      -----------    -----------
    TOTAL SHAREHOLDERS' EQUITY ....................     2,053,821      1,990,955
                                                      -----------    -----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ....   $ 2,804,636    $ 2,645,429
                                                      ===========    ===========

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                (Expressed in thousands of United States dollars)

--------------------------------------------------------------------------------

                                                      Quarter ended March 31,
                                                       2007             2006
                                                     ---------       ---------

REVENUES:                                           (unaudited)     (unaudited)

Gross premiums written .........................     $ 236,243       $ 235,593
Premiums ceded .................................        (7,656)         (8,425)
                                                     ---------       ---------
Net premiums written ...........................       228,587         227,168
Change in unearned premium reserve, net ........      (123,900)       (140,225)
                                                     ---------       ---------
Net premiums earned ............................       104,687          86,943
Net investment income ..........................        33,110          24,604
Net gains (losses) on investments ..............         8,677         (12,614)
Other income ...................................           626             837
                                                     ---------       ---------
                                                       147,100          99,770
                                                     ---------       ---------

EXPENSES:

Net losses and loss adjustment expenses ........        52,953          22,096
Net acquisition costs ..........................        10,148           8,789
General and administrative expenses ............         7,159           6,349
Net exchange (gain) loss .......................          (367)           (111)
                                                     ---------       ---------
                                                        69,893          37,123
                                                     ---------       ---------

NET INCOME .....................................     $  77,207       $  62,647

Preferred dividend .............................         4,186           4,234

NET INCOME AVAILABLE TO COMMON .................     ---------       ---------
  SHAREHOLDERS .................................     $  73,021       $  58,413
                                                     =========       =========

Loss and loss expense ratio (1) ................          50.6%           25.4%
Expense ratio (2) ..............................          16.5%           17.4%
Combined ratio (Sum of 1 + 2) ..................          67.1%           42.8%